JOHN HANCOCK FUNDS II
601 Congress Street
Boston, Massachusetts 02210
October 15, 2008
To whom it may concern:
This opinion is written in reference to the shares of beneficial interest, without par value (the “Shares”) of the Global Advantage Strategy Bond Fund, Short Term Government Income Fund, Mid Value Fund and the Financial Services Fund , each a new series of shares of John Hancock Funds II, a Massachusetts business trust (the “Trust”), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 811-21779) (the “Registration Statement”) filed by the Trust pursuant to the Securities Act of 1933.
I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.
     1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.
     2. The Shares when authorized, sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.
I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,
/s/Betsy Anne Seel
Betsy Anne Seel
Senior Counsel and Assistant Secretary